Exhibit 10.4

ESSA BANK & TRUST

CHANGE IN CONTROL AGREEMENT

This Agreement is made effective as of                     , 2007 (the “Effective Date”), by and between ESSA Bancorp, Inc. (the “Company”), a Pennsylvania corporation that owns 100% of the common stock of ESSA Bank & Trust (the “Bank”), a Pennsylvania chartered stock savings association, and              (“Executive”).

WHEREAS, the Company recognizes the substantial contribution the Executive has made to the Bank and wishes to protect his position therewith for the period provided in this Agreement; and

WHEREAS, the Executive currently serves in the position of              for the Bank, a position of substantial responsibility;

NOW, THEREFORE, in consideration of the contribution of the Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT

The “term” of this Agreement shall be eighteen (18) full calendar months from the effective date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section. Commencing on                     , and continuing on                      of each year thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be eighteen (18) full calendar months unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of eighteen (18) months following such Anniversary Date.

2. PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

This Agreement provides for certain payments and benefits to Executive only in the event of Change in Control followed by a termination of Executive’s services with the Bank as set forth in this Agreement.

(a) Upon the occurrence of a Change in Control of the Company or the Bank (as herein defined) during the term of this Agreement, followed by Executive’s voluntary termination of employment in accordance with this Section 2(a), or involuntary termination of the Executive’s employment, other than for Cause (as defined in Section 2(c) hereof), the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate his employment with the Bank and the Company at any time during the term of this Agreement following a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either the Bank or the Company is merged into another entity in connection with the Change in Control and will not operate as a stand-alone, independent entity), a reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control.

(b) A “Change in Control” of the Company or the Bank shall mean

(i) a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii) a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii) any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or

(B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though he were a member of the Incumbent Board; or

(C) a sale of all or substantially all the assets of the Bank or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

(D) a proxy statement is issued soliciting proxies from stockholders of the Company by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or

(E) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c) Even if a Change in Control shall occur, the Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination of employment for Cause. “Cause” as used herein, shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Company’s or the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Chief Executive Officer will likely cause substantial financial harm or substantial injury to the reputation of the Bank or the Company, willfully engaging in actions that in the reasonable opinion of the Chief Executive Officer will likely cause substantial financial harm or substantial injury to the business reputation of the Bank or the Company, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

3. TERMINATION

(a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of the Executive’s employment other than for Cause, or voluntary termination for one or more of the reasons set forth in Section 2(a) hereof, the Company shall be obligated to pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum equal to one and one half times the sum of (i) the highest rate of base salary, and (ii) highest rate of bonus awarded to the Executive during the prior two years, subject to applicable withholding taxes. If the Executive has been employed by the Bank for less than one year, then the severance pay shall be a sum equal to eighteen times the highest monthly salary (highest rate of annual base salary divided by twelve), and one and one half times the highest rate of annual bonus (if any) awarded to Executive.

(b) Upon the occurrence of a Change in Control of the Company followed at any time during the term of this Agreement by the Executive’s involuntary termination of employment other than for termination for Cause, or voluntary termination for one or more of the reasons set forth in Section 2(a) hereof, the Company shall cause to be continued at no cost to Executive, life, medical, dental and vision coverage substantially identical to the coverage maintained by the Company for the Executive prior to his severance. Such coverage and payments shall cease upon expiration of eighteen months. Such coverage shall be treated as “COBRA” coverage under applicable law.

(c) Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any other employee benefit plan with respect to options and such other rights as may have been granted to the Executive under such plans.

(d) Any cash severance payments shall be made in a lump sum within thirty (30) days (or, in the event Section 409A of the Code is applicable, on the first day of the seventh full month) of Executive’s termination of employment. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment with the Company.

(e) Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive.

4. NOTICE OF TERMINATION

Any purported termination of employment by the Company or the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5. SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company, provided, however, that in the event that the payment of any amounts due under Section 3 above is made by the Bank, such payment shall offset the payment due from the Company hereunder.

6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7. NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and assigns.

8. MODIFICATION AND WAIVER

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REQUIRED PROVISIONS

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the Executive within twenty-five miles of Stroudsburg, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

14. PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

15. SUCCESSOR TO THE COMPANY

Any successor or assignee to the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

16. OBLIGATIONS OF COMPANY

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank or the Company under this Agreement.

17. SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, effective on the date first above written.

ESSA BANCORP, INC.

By:
Date	Gary S. Olson, President and Chief Executive Officer

EXECUTIVE:

Date